		EXHIBIT 99(c)
HSBC Finance Corporation
Household Private Label Credit Card Master Note Trust I, Series 2002-1

Original Principal
Class A	400,000,000.00
Class B	53,850,000.00
Class C	30,775,000.00

Number of Bonds (000's)
Class A	400,000
Class B	53,850
Class C	30,775

		2004 Totals

CLASS A
Class A Principal Distributions		0.00
Class A Interest Distributions		21,999,999.96

CLASS B
Class B Principal Distributions		0.00
Class B Interest Distributions		1,057,780.43

CLASS C
Class C Principal Distributions		0.00
Class C Interest Distributions		807,887.57